Exhibit 10.69

XBOX LIVE SERVER PLATFORM ADDENDUM
TO THE XBOX 360 PUBLISHER LICENSING AGREEMENT

This Xbox Live Server Platform Addendum to the Xbox 360 Publisher Licensing Agreement (this “XLSP Addendum”) is entered into and effective as of the later of the two signature dates below (the “Effective Date”) by and between Microsoft Licensing, GP, a Nevada general partnership (“Microsoft”), and Activision Publishing, Inc. (“Publisher”), and supplements the Xbox 360 Publisher License Agreement between the parties dated as of 10/25/05 (the “Xbox 360 PLA”).  Except as expressly provided otherwise in this XLSP Addendum, capitalized terms have the same meanings ascribed to them in the Xbox 360 PLA.  The terms of the Xbox 360 PLA are incorporated by reference, and except to the extent expressly modified by this XLSP Addendum, the Xbox 360 PLA remains in full force and effect and is hereby ratified and confirmed.

RECITALS

A.                                   Under the Xbox 360 PLA, Publisher may may include in its Xbox 360 Software Titles certain Online Features accessible via Xbox Live.  Generally, Xbox Live is a closed online network accessible only by servers owned and operated by Microsoft.

B.                                     Publisher wishes to host on Publisher’s servers some or all of the Online Content for its Xbox 360 Software Titles in accordance with the terms and conditions set forth herein.

Accordingly, for and in consideration of the mutual covenants and conditions contained herein, and for other good and valuable consideration, receipt of which each party hereby acknowledges, Microsoft and Publisher agree as follows:

1                                         Definitions

1.1                                 “Publisher Hosted Online Content” any content, including without limitation any Online Content that is hosted and served through the Publisher Hosting Services under the terms of this XLSP Addendum.

1.2                                 “Publisher Hosting Services”  means Publisher’s hosting of Publisher’s hosting of Publisher Hosted Online Content pursuant to the terms and conditions of this XLSP Addendum, whether performed by Publisher or a Third Party Host, including operating, maintaining and controlling the servers necessary for the provision of Publisher Hosted Online Content.

1.3                                 “Third Party Host” means a third party providing Publisher Hosting Services on behalf of Publisher.

1.4                                 “Xbox Life Server Platform” or “XLSP” means Microsoft’s platform and/or server architecture which enables the Publisher Hosting Services to function as an expansion to the features available from the Xbox Live service.

1.5                                 Xbox Live User Content” means any content that originates from Xbox Live Users in any format and that is published through or as part of any Publisher Hosted Online Content, but excluding Xbox Live User Communications.

1.6                                 “Xbox Live User Communications” means transient voice and text communications sent from an Xbox Live User to one or more Xbox Live Users (e.g., voice chat).

CONFIDENTIAL

2                                         Approval and Certification

All proposed Publisher Hosting Services and Publisher Hosted Online Content must go through the same approval process as set forth in the Xbox 360 PLA (i.e, the stages for Concept approval, pre-Certification, Certification and Marketing Materials approvals that apply to all aspects of the Software Title).  All Publisher Hosting Services and Publisher Hosted Online Content is subject to the same terms to which any Software Title and/or Online Content is subject per the Xbox 360 PLA.  In order to pass a Software Title using XLSP through Certification, Publisher may be required to submit additional information about its server architecture and access to its server environment sufficient to enable Microsoft to conduct resting of the Publisher Hosting Services.  In addition to the requirements under this XLSP Addendum, Publisher acknowledges and agrees that it will be bound by all XLSP policies set forth in the Xbox 360 Publisher Guide.

3                                         Privacy

As a condition for Certification, Microsoft may require Publisher to have a separate terms of use or privacy policy under Publisher’s name and implemented in a manner that is acceptable to Microsoft.  Microsoft must expressly consent to any collection of Xbox Live User personally identifiable information and in such event, Publisher may collect only what user data that is legitimately necessary for the intended purpose and may not use any such user data relating to the Xbox 360 and the Xbox Live service in any manner outside of the Publisher Hosting Services. In the event Microsoft requires that Publisher use a separate terms of use or privacy policy for the Publisher Hosting Services, then such policies will clearly state that (i) that the Xbox Live User’s personal information will be shared with Microsoft, and (ii) that the Xbox Live User will be subject to the terms and conditions of the Microsoft Privacy Statement and the Xbox Terms of Use. Such notice must contain hyperlinks to the Xbox Live terms of use, privacy statement, and code of conduct currently located at http://www.xbox.com/en-US/xboxlive.  Publisher agrees that any separate terms of use or privacy policy will be in addition to and not conflicting with the Xbox Live terms of use, privacy statement and code of conduct.

4                                         Beta Trials

At any time prior to Certification of the Software Title, Microsoft may require that internal or public beta testing be conducted by or on behalf of Microsoft (the “Beta Trials”).  Microsoft’s prior written approval, which may be withheld in Microsoft’s sole discretion, is required for any Beta Trials.  All feedback provided by Microsoft to Publisher as a result of the Beta Trials is advisory in nature, and satisfactory feedback from the Beta Trials is not an indication that the Publisher Hosted Online Content will be approved following the Certification submission.  Likewise, Beta Trial feedback may include information regarding violations of technical Certification requirements that could, if not addressed by Publisher, result in Certification failure.

5                                         Publisher Hosting Services

5.1                                 Publisher Responsibility.  Publisher is responsible for hosting the Publisher Hosted Online Content and providing the Publisher Hosting Services.  Publisher shall operate the Publisher Hosting Services in a manner that meets or exceeds standards of quality, performance, stability, and security generally accepted in the industry, and those specific requirements set forth below in this section and in the Xbox 360 Publisher Guide.

5.2                                 Third Party Host.  If Publisher is using a Third Party Host to provide the Publisher Hosting Services, Publisher may provide to the Third Party Host access to only those portions of the XDK that are necessary for the Third Party Host to perform Publisher’s Hosting Services.  Prior to using the services of any Third Party Host, the Third Party Host and Publisher must sign a Third Party Hosting Agreement substantially and materially in the form set forth in Exhibit A, and Microsoft must accept and approve such agreement in writing.  Publisher hereby unconditionally and irrevocably guarantees the Third Party Host’s performance of the applicable obligations and restrictions imposed by this XLSP Addendum and the Third Party Hosting Agreement.

5.3                                 Publisher Hosting Service Requirements.  Publisher shall adhere to the following requirements and upon request from Microsoft, Publisher shall provide Microsoft with sufficient information to verify compliance with these requirements:

5.3.1                        Operation.  Publisher shall monitor the operation and performance of the Publisher Hosting Services, respond to technical and Xbox Live User inquiries, and have rules, policies, and procedures for the Publisher Hosting Services that are consistent with the standards defined below or as otherwise provided by Microsoft from time to time in the event Microsoft reasonably determines that the standards need to be updated in light of industry standards.

5.3.2                        Reporting and Technical Policies.  The parties shall follow the communication processes for sharing and updating each other’s technical teams set forth in the Xbox 360 Publisher Guide. In addition, Publisher shall follow the technical processes, policies, rules, and detailed procedures for notification, escalation and reporting of scheduled and unscheduled maintenance and problems that might occur with the Publisher Hosting Services as set forth in the Xbox 360 Publisher Guide.  Each party is responsible for notifying the other in the event that it discovers a technical problem with the service of the other party.  Publisher shall provide Microsoft five (5) business days advanced written notice of Publisher’s scheduled downtimes, and Publisher shall use commercially reasonable efforts to schedule maintenance downtimes for the Publisher Hosting Services at the same time as Microsoft’s scheduled downtimes for Xbox Live. Upon notification of a scheduled downtime for the Publisher Hosting Services, Microsoft may at its option request an alternate time for such scheduled maintenance and Publisher shall use commercially reasonable efforts to accommodate Microsoft’s request.

5.3.3                        Server Capacity and Load.  Publisher shall use commercially reasonable efforts to support all users of its Publisher Hosting Services, including operating sufficient computing resources for user traffic, and shall immediately inform Microsoft of the failure of relevant Publisher Hosting Services.  Publisher shall ensure that load on the Publisher Hosting Services system does not exceed 75% of the measured capacity of the system, where “capacity” is defined as the maximum load which can be sustained by the system.  Publisher must describe in writing the tools and techniques to be used in measuring system capacity and load, which tools and techniques must be recognizable as industry standard practices and which must be agreed to in advance by Microsoft.  Publisher shall measure the load on the Publisher Hosting Services at intervals of no more than five (5) minutes.  Publisher shall retain records of load measurements for no less than one week, and shall make such records accessible to Microsoft upon request. Should changes to the system occur which necessitate changes in the tools and techniques used to measure capacity and load, or should the capacity of the system materially increase or decrease, Publisher shall inform Microsoft within five (5)business days.

5.3.4                        Uptime.  The Publisher Hosting Services shall have uptime of 99.5% per month, where uptime is defined as the portion of time when the system is accessible and available to Xbox Live Users.  Uptime will be calculated on a monthly basis assuming conformance with the industry standard of monitoring uptime every five (5) minutes.  Publisher will report the uptime statistics to Microsoft upon request.  Scheduled maintenance done pursuant to Section 5.3.2 above may be deducted when calculating uptime.

5.3.5                        Service Location.  Publisher must locate all servers used to operate the Publisher Hosting Services in approved territories as provided for in the Xbox Publisher Guide.

5.3.6                        Troubleshooting; Notice to Users.  If the Publisher Hosting Services are unable to establish a connection to Xbox Live, then Publisher will work with Microsoft to troubleshoot the cause of the problem and diligently work to fix any such problem.  During any time in which a Software Title or any Publisher Hosted Online Content using the Publisher Hosting Services are unable to establish a connection to the Publisher Hosting Services, then Publisher will display the appropriate message to the Xbox Live User in accordance with the Xbox 360 Publisher Guide.

5.4                                 Customer Support.  As set forth in the Xbox 360 PLA, as between Microsoft and Publisher, Publisher is solely responsible for providing customer support to Xbox Live Users for Publisher Hosted Online Content and Publisher Hosting Services.  Except as expressly set forth herein, Publisher acknowledges and agrees that Microsoft has no support responsibilities whatsoever to Xbox Live Users for the Publisher Hosted Online Content and Publisher Hosting Services.

5.5                                 Xbox Live Family Settings Features.  Publisher Hosting Services and Publisher Hosted Online Content shall at all times comply with the requirements of the Xbox 360 Publisher Guide and the technical Certification requirements related to the family settings features of the Xbox 360 and Xbox Live..

5.6                                 Law Enforcement and Regulatory Requirements.  Publisher is responsible for ensuring that the Publisher Hosting Services and Publisher Hosted Online Content comply with all legal and regulatory requirements that apply in the jurisdictions in which such services or content are made available.  Publisher may be required to provide Microsoft with information including legal opinions to verify that the Publisher Hosting Services and Publisher Hosted Online Content comply with applicable laws.  In addition, Publisher agrees that it will promptly reply to and comply with any requests by any law enforcement officials regarding the Publisher Hosting Services or Publisher Hosted Online Content.

5.7                                 Publisher Contact.  As provided in the Xbox 360 Publisher Guide, Publisher shall designate at least one full-time employee as a product or program manager to the services contemplated under this XLSP Addendum, responsible for serving as Microsoft’s liaison, performing Publisher’s obligations under this Agreement, and serving as primary contact to Microsoft.

6                                         Xbox Live User Content

6.1                                 Microsoft Approval.  Publisher may not allow Xbox Live Users to create, share or otherwise provide Xbox Live User Content in connection with a Software Title without Microsoft’s express approval.  If Publisher wants to make Xbox Live User Content available as part of Publisher Hosted Online Content, Publisher will provide to Microsoft a detailed description of the process and procedures Publisher will have in place regarding such Xbox Live User Content.

6.2                                 Claim of Infringement.  If Microsoft has approved Publisher allowing Xbox Live User Content, Publisher shall maintain a procedure for removing Xbox Live User Content in the event of a claim of infringement, which procedure shall comply with all applicable laws and regulations.  Microsoft may notify Publisher of any complaints Microsoft receives related to Xbox Live User Content.  Publisher shall remove allegedly infringing Xbox Live User Content upon receipt of a third party claim or notice from Microsoft, but in any event no later than forty-eight (48) hours after receipt of such claim.  Publisher agrees to notify Microsoft as soon as commercially reasonable (and in any event no later than forty-eight (48) hours after receipt) of any such claims of infringement and to update Microsoft as to steps taken in response thereto.  In order to mitigate escalation of any such claims, Microsoft may in its good faith discretion take control over any such claim and be the sole source of communications to the claimant.

6.3                                 Additional Circumstances for Removal of Xbox Live User Content.  Microsoft may in its discretion request that Xbox Live User Content be removed by Publisher pursuant to the procedures described above for Xbox Live User violations of the Xbox Terms of Use and/or Code of Conduct.

7                                         Action by Microsoft

In the event Publisher fails to perform any of its obligations under this XLSP Addendum, including failure to conform to the approved Concept for the Software Title and/or Publisher Hosting Services, Microsoft has the right, without limiting any of its other rights and remedies under the Agreement, to restrict access to the Publisher Hosted Online Content and disconnect Publisher Hosting Services from Xbox Live.  Microsoft, in its discretion, may restrict the uploading of Xbox Live User Content to, or require Publisher to remove Xbox Live User Content from, Xbox Live in accordance with the Xbox Live Terms of Use, the Xbox Live Privacy Policy and the Xbox Live Code of Conduct.

8                                         Term and Termination

8.1                                 Term.  The Term of this XLSP Addendum is the same as set forth in the Xbox 360 PLA.

8.2                                 Effect of Termination.  Upon termination or expiration of the Xbox 360 PLA and/or this XLSP Addendum, Publisher shall continue to support existing Publisher Hosted Online Content until the earlier of (1) the end of the Finished Product Unit sell-off period as set forth in the Xbox 360 PLA, or (2) the end of the Minimum Commitment term for Online Content (as defined in the Xbox 360 PLA).  Additionally, Publisher shall continue to support any event-based Publisher Hosted Online Content that started before termination or expiration.  To the extent Publisher has support obligations pursuant to this Section 8.2 following termination or expiration, all of Publisher’s obligations under this XLSP Addendum will continue to apply.  If this XLSP Addendum is terminated due to Publisher’s breach, then Microsoft has the right to immediately terminate the availability of the Publisher Hosted Online Content and require that the operation of Publisher Hosting Services immediately cease, and all Microsoft software or materials be immediately returned to Microsoft.

8.3                                 Survival.  The following Sections of this XLSP Addendum shall survive expiration or termination of this XLSP Addendum:  9 and 10.  Other sections shall survive in accordance with their terms.

9                                         Warranties

In addition to the warranties set forth in the Xbox 360 PLA, Publisher additionally warrants and represents that:

9.1                                 Any and all information, data, logos, software or other materials provided to Microsoft and/or made available to Xbox Live Users via Publisher Hosted Online Content or the Publisher Hosting Services complies with all laws and regulations and does not and will not infringe upon or misappropriate any third party trade secrets, copyrights, trademarks, patents, publicity, privacy or other proprietary rights.

9.2                                 The Publisher Hosted Online Content and the Publisher Hosting Services do not and will not contain any messages, data, images or programs which are, by law, defamatory, obscene or pornographic, or in any way violate any applicable laws (including without limitation laws of privacy) of the territory where the Publisher Hosted Online Content is distributed or hosted.

9.3                                 The Publisher Hosted Online Content and the Publisher Hosting Services do not harvest or otherwise collect information about Xbox Live Users, including e-mail addresses, and the Publisher Hosted Online Content and the Publisher Hosting Services do not link to any unsolicited communication sent to any third party.

9.4                                 Publisher will not serve any Publisher Hosted Online Content that is not approved in the Software Title’s Concept.

9.5                                 Publisher has obtained all necessary rights and permissions for its and Microsoft’s use of the Xbox Live User Content and the Xbox Live User Content does not infringe the intellectual property rights of any third party.

10                                  Indemnification

The indemnification obligations of the parties under the Xbox 360 PLA extends to any breach by either party of its warranties, representations or covenants set forth in this XLSP Addendum.  With regard to the Publisher Hosting Services, Publisher’s warranties, representation, covenants and indemnification obligations apply regardless of whether or not Publisher has engaged a Third Party Host to perform all or any of the Publisher Hosting Services.  Publisher’s indemnity obligation applies to any third party claims arising out of Microsoft’s use of the Xbox Live User Content.

11                                  Sub-Publishing

Publisher may enter into sub-publishing arrangements as provided for in the Xbox 360 PLA with respect to Software Titles subject to this XLSP Addendum, provided that Publisher remains in control of and responsible for the operations of all Publisher Hosted Online Content and Publisher Online Services.  If Publisher desires to transfer the ownership and operation of Publisher Online Services to its sub-publishing partner, then the sub-publisher must be treated as a Third Party Host hereunder or Publisher must get confirmation in writing that the sub-publisher has its own XLSP Addendum in place with Microsoft.

12                                  Written Amendment and Approvals

Approvals under this XLSP Addendum that are required to be in writing require the exchange of written signatures by authorized individuals of each party.  Email or oral approvals will not be valid.  This XLSP Addendum may not be modified except by written agreement dated after the date of this XLSP Addendum and signed by Publisher and Microsoft.

IN WITNESS WHEREOF, the parties hereto have caused this XLSP Addendum to be executed as of the Effective Date on the dates indicated below.

“Microsoft”	“Publisher”
MICROSOFT LICENSING, GP	ACTIVISION PUBLISHING, INC.

/s/ Brian Russell	/s/ Greg Deutsch
By (sign)	By (sign)

Brian Russell	Greg Deutsch
Name (Print)	Name (Print)

Group Program Manager	Vice President, Business and Legal Affairs
Title	Title

2-6-07	January 29, 2007
Date	Date

EXHIBIT A

THIRD PARTY HOST AGREEMENT

For good and valuable consideration, ____________________, a corporation of ______________________ (“Third Party Host”) hereby covenants and agrees with Microsoft Licensing, GP (“Microsoft”), a Nevada General Partnership, and ___________________ (“Publisher”), a ______________ that Third Party Host shall comply with all obligations and terms and conditions of Publisher related to the XDK License and the Publisher Hosting Services as defined in and pursuant to the Xbox 360 Publisher License Agreement between Microsoft and Publisher dated ___________ and the Xbox Live Server Platform Addendum to the Xbox 360 Publisher Licensing Agreement between Microsoft and Publisher dated ____________ (collectively the “Agreement”).

It is a condition precedent to the effectiveness of this Third Party Host Agreement that the Third Party Host execute and return to Microsoft a signed XDK License, including Nondisclosure Agreement.

Except as provided below, this Third Party Host Agreement commences on the Effective Date set forth above and continues until the earlier of termination or expiration of the Agreement.

Nothing contained herein limits Publisher’s ability to exercise any rights and/or to assert any claims and/or liabilities against Third Party Host under any separate agreement between Publisher and Third Party Host.

IN WITNESS WHEREOF, the undersigned parties have executed this agreement as of the date set forth below.  All signed copies of this Third Party Host Agreement are to be deemed originals.

“THIRD PARTY HOST”	“PUBLISHER”

By:	By:

Name (please print)	Name (please print)

Title	Title

Date	Date

“Microsoft”
MICROSOFT LICENSING, GP

By:

Name (please print)

Title

Date